Exhibit 10.16

PURCHASE AND SALE AGREEMENT

BETWEEN

STRYVE FOODS, LLC,

AS SELLER

AND

OK BILTONG FACILITY, LLC,

AS PURCHASER

DATED May 26, 2021

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PURCHASE AND SALE AGREEMENT

Stryve Foods Building; Madill, Oklahoma

This Purchase and Sale Agreement (this “Agreement”) is made and entered into by and between Purchaser and Seller.

RECITALS

A.       Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B.       Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1

BASIC INFORMATION

1.1	Certain Basic Terms. The following defined terms shall have the meanings set forth below:

1.1.1	Seller:	STRYVE FOODS, LLC, a Texas limited liability corporation

1.1.2	Purchaser:	OK Biltong Facility, LLC, a Texas limited liability company, or its assigns

1.1.3	Purchase Price:	$7,500,000.00

1.1.4	Earnest Money:	$10,000.00 (the “Earnest Money”) including interest thereon, to be deposited in accordance with Section 3.1.

1.1.5	Title Company:	Chicago Title Insurance Company 14160 Dallas Parkway, Suite 810 Dallas, Texas 45254
Attn.:
E-mail:

1.1.6	Broker:	N/A

1.1.7	Effective Date:	The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement. If the execution date is left blank by either Purchaser or Seller, the Effective Date shall be the execution date inserted by the other party.

1.1.8	Property Information Delivery Date:	The date which is two (2) Business Days after the Effective Date.

1.1.9	Title and Survey Review Period:	The period ending fifteen (15) days after the Purchaser’s receipt of the Title Commitment, legible copies of all exception documents identified therein, and the Survey.

1.1.10	Inspection Period :	The period beginning on the later to occur of the Effective Date or the date that Purchaser receives all Property Information and ending on the earliest of: (i) fifteen (15) days after the Effective Date, (ii) one (1) Business Day after the full execution and delivery of the Lease and (iii) one (1) Business Day after Purchaser’s lender’s unconditional written commitment for a loan in an amount and on terns acceptable to Purchaser in its sole discretion.

1.1.11	Closing Date:	June 4, 2021, unless an earlier date is mutually agreed upon by Seller and Purchaser.

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1.2	Closing Costs. Closing costs shall be allocated and paid as follows:

COST	RESPONSIBLE PARTY

Title Commitment required to be delivered pursuant to Section 5.1	Seller

Premium for standard form Title Policy required to be delivered pursuant to Section 5.3, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges

Seller

Premium for any upgrade of Title Policy for extended or additional coverage and any endorsements to the Title Policy desired by Purchaser	Purchaser

Survey	Seller

Survey - any revisions, modifications or recertification’s thereto	Purchaser

Recording fee and transfer taxes, if any	Seller

Any escrow fee charged by Title Company for holding the Earnest Money or conducting the Closing	Purchaser 1/2 Seller 1/2

Phase I Environmental Assessment dated no earlier than the Effective Date by a firm reasonably acceptable to Purchaser	Seller

1.3	Notice Addresses:

Seller:	Copies to:

Purchaser:	Copies to:

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ARTICLE 2
PROPERTY

2.1 Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):

2.1.1 Real Property. The land described in Exhibit A hereto (the “Land”), together with (a) all improvements located thereon (“Improvements”), (b) including, without limitation, all mineral and water rights (if any), all utility rights, all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (c) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land (collectively, the “Real Property”).

2.1.2 Tangible Personal Property. All of the equipment, machinery, furniture, furnishings, supplies and other tangible personal property and fixtures, owned by Seller and listed on Exhibit B, attached hereto (collectively, the “Tangible Personal Property”).

2.1.3 Intangible Personal Property. All of Seller’s intangible personal property related to the Real Property and the Improvements, including: (a) the plans and specifications and all other architectural and engineering drawings for the Improvements, if any (to the extent assignable); (b) warranties, guaranties, indemnities and claims of architects, contractors, suppliers and others (to the extent assignable); (c) surveys, engineering reports and other technical information relating to the Real Property or Improvements; and (d) other property owned or held by Seller relating to the design, construction, ownership, use, or operation of the Real Property or any of the items listed in this Section 2.1.3 (collectively the “Intangible Personal Property”).

ARTICLE 3

EARNEST MONEY

3.1 Deposit and Investment of Earnest Money. Within five (5) Business Days after the Effective Date, Purchaser shall deposit the Earnest Money with Title Company.

3.2 Independent Consideration. If Purchaser elects to terminate this Agreement for any reason and is entitled to receive a return of the Earnest Money pursuant to the terms hereof, the Title Company shall first disburse to $100.00 as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances.

3.3 Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier’s check or the wire transfer to Title Company of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Purchaser, in which event any Earnest Money that has previously been deposited by Purchaser with Title Company shall be immediately returned to Purchaser and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

3.4 Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. The Earnest Money will be non-refundable to Purchaser after the expiration of the Inspection Period except as otherwise set forth in this Agreement. However, if Purchaser elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.3, Title Company shall pay the entire Earnest Money (less the Independent Consideration) to Purchaser one (1) Business Day following Title Company’s receipt of the Due Diligence Termination Notice from Purchaser. In the event of a termination of this Agreement by either Seller or Purchaser for any reason other than within the Inspection Period pursuant to Section 4.3, Title Company is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the tenth Business Day following receipt by Title Company and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Title Company that it disputes the right of the other party to receive the Earnest Money. In such event, Title Company may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys’ fees and costs and Title Company’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

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ARTICLE 4

DUE DILIGENCE

4.1 Due Diligence Materials To Be Delivered. Seller shall deliver to Purchaser (or make available to Purchaser on an electronic data site) the following (the “Property Information”) on or before the Property Information Delivery Date except as otherwise provided below:

4.1.1 Financial Information. Copy of unaudited operating statements (detailing income and expenses) and a summary of capital expenditures, pertaining to the Seller and the Property for the period between January 1, 2017, to December 31, 2020, together with a 2021 year-to-date financial statement, each of which to be certified by Seller to be true, complete and correct (the “Operating Statements”) and current (not more than nine (9) months from the Effective Date) personal financial statements, including a schedule of contingent liabilities, for each of Ted Casey, Joe Oblas and Gabe Carimi, to be certified by each gentleman to be true, complete and correct.

4.1.2 Budgets. Draft 2021 capital and operating budgets pertaining to the Property and a complete and itemized list of all material capital improvements and repairs to the Property since January 1, 2017, if any, performed since that date in excess of $5,000 as to any such single capital improvements or repair.

4.1.3 Engineering and Environmental Reports. Copy of any engineering and technical reports (including structural, plumbing, electrical or mechanical studies), environmental reports and site assessments that are related to the Property and that are in the possession or control of Seller or its agents.

4.1.4 As-Built Plans. As-built plans and specifications with respect to the Improvements in the possession or control of Seller or its agents.

4.1.5 Zoning Information. All zoning ordinances related to the Real Property and the Improvements.

4.1.6 Certificates of Occupancy. Copies of all certificates of occupancy (and any other similar permits) issued by any governmental authority with respect to the Property.

4.1.7 Tax Statements. Copy of ad valorem tax statements relating to the Property for the current tax period and the immediately preceding tax period.

4.1.8 Title and Survey. Copy of Seller’s most current title insurance information and survey (including any topographical information) of the Property, including all agreements, easements, permits, licenses, contracts, ground leases or agreements governing parking.

4.1.9 Underground Improvements. A list of all underground improvements at the Property, including treatment or storage tanks, sumps, or water, gas or oil wells.

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4.1.10 Service Contracts. A list, together with copies, of service, supply, equipment rental, and other service contracts related to the operation of the Property (“Service Contracts”).

4.1.11 Defects. A list of defects or malfunctions affecting any of the Property and of which Seller has actual knowledge, including defects or malfunctions with respect to foundations, walls, roofs, heating, electrical, plumbing or air conditioning equipment or systems, and drainage or sewage equipment or systems.

4.1.12 Appraisal. The most recent appraisal pertaining to the Property, if any.

4.1.13 Environmental Report. A Phase I environmental assessment of the Property addressed to Purchaser.

4.1.14 License and Permits. Licenses, permits and certificates of occupancy relating to the Property.

4.1.15 Survey. An existing ALTA survey of the Property.

4.1.16 Reports and Agreements. Soil reports, maintenance agreements, operating or license agreements.

4.1.17 Assessment Searches. Current real estate tax special assessment search of all applicable records covering all levied, pending and deferred special assessments and “hook-up charges,” if any.

4.1.18 UCC Searches. Current searches, at Seller’s sole cost and expense, of all Uniform Commercial Code financing statements filed with the Secretary of State of the state where the Land is located, the Secretary of State of the state of Seller’s formation, and the County Clerk(s) of all counties where any portion of the Land is located, reflecting all effective financing statements then of record relating to the Property or any part thereof

4.1.19 Intangible Personal Property. Copies of, or documents evidencing the nature and existence of, the Intangible Personal Property.

4.1.20 Other Information. Any other information reasonably requested by Purchaser.

Seller’s obligations to deliver the items listed in this Section 4.1 shall be limited to the extent such items are in the possession or control of Seller or its affiliates. Should Seller receive new or updated information regarding any of the matters set forth in this Section 4 after the Effective Date and prior to Closing, Seller will immediately notify Purchaser of such fact and will promptly deliver complete copies thereof to Purchaser.

4.2 Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (a) Purchaser must give Seller one full Business Day prior notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Seller’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), and (b) all such tests shall be conducted by Purchaser in compliance with Purchaser’s responsibilities set forth in Section 4.4. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests, which obligation shall survive the termination of this Agreement. Purchaser or Purchaser’s representatives may communicate with any governmental authority for the purpose of gathering information in connection with the Property or the transaction contemplated by this Agreement.

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4.3 Due Diligence/Termination Right. Purchaser shall have until Closing in which to (a) examine, inspect, and investigate the Property Information (collectively, the “Property Documents”) and the Property and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (b) obtain all necessary internal approvals, and (c) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason by giving written notice of termination to Seller and Title Company (the “Due Diligence Termination Notice”) on or before the last day of the Inspection Period. If Purchaser does not give a Due Diligence Termination Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.3.

4.4 Purchaser’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall (a) not materially interfere with the operation and maintenance of the Property; (b) not damage any part of the Property or any personal property owned or held by any third party; (c) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (d) comply with all applicable laws; (e) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (f) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; and (g) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests.

4.5 Purchaser’s Agreement to Indemnify. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser’s intentional or negligent actions do not aggravate any pre-existing liability of Seller. Purchaser’s obligations under this Section 4.5 shall survive the termination of this Agreement and shall survive the Closing.

4.6 Lease Agreement. Prior to the expiration of the Inspection Period, Seller and Purchaser shall agree to a form of Lease Agreement (the “Lease”) for the Property. The form of the Lease shall be subject to Seller’s and Purchaser’s reasonable consent and approval.

4.7 Financing Contingency. Prior to the expiration of the Inspection Period, Purchaser shall have received unconditional approval from its lender for a loan reasonably acceptable to Purchaser providing financing for at least fifty percent (50%) of the Purchase Price. If such approval is not received, Purchaser shall have the right to terminate this Agreement and receive a full refund of the Earnest Money by delivery of a written notice to Seller of its election to do so.

ARTICLE 5

TITLE AND SURVEY

5.1 Title Commitment. Seller shall cause to be prepared and delivered to Purchaser within three (3) days of the Effective Date (a) a current commitment for title insurance or preliminary title report (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price, with Purchaser as the proposed insured, and (b) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

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5.2 Title Review.

5.2.1 During the Title and Survey Review Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey. If Purchaser determines that any exception to title as shown in the Title Commitment and/or any matter disclosed by the Survey is objectionable and/or unacceptable to Purchaser (collectively, the “Objectionable Matters”), then Purchaser may, by giving written notice thereof to Title Company and Seller on or before expiration of the Inspection Period or ten (10) days from Purchaser’s receipt of the Title Commitment or Survey disclosing such Objectionable Matter, whichever is later, either (i) terminate this Agreement, whereupon the Earnest Money shall be paid immediately to Purchaser and all documents deposited in escrow by Purchaser shall be returned to Purchaser without delay, or (ii) provisionally accept the title to the Property, subject to Seller’s agreement to cause the removal of or otherwise cure such Objectionable Matters prior to Closing. If Purchaser gives notice to Seller of its election of option (ii) above, Seller shall notify Purchaser in writing within five (5) days after receiving Purchaser’s written notice of Objectionable Matters whether Seller intends to remove (or cause Title Company to endorse over, to Purchaser’s satisfaction) or otherwise cure any such Objectionable Matters. If Seller fails to notify Purchaser of its intentions within such five (5) day period, Seller shall be deemed to have elected not to remove or otherwise cure such Objectionable Matters. All costs and expenses to remove or otherwise cure the Objectionable Matters shall be borne by Seller. Seller shall have no obligation to cure title objections except financing liens of an ascertainable amount created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such financing liens. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser’s consent. The term “Permitted Exceptions” shall mean: the specific exceptions (excluding exceptions that are part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment as of the end of the Title and Survey Review Period and that Seller is not required to remove as provided above; matters created by, through or under Purchaser; items shown on the Survey which have not been removed as of the end of the Inspection Period. In no event shall monetary liens be Permitted Exceptions except for liens for taxes not yet due and payable. Any of Purchaser’s objections which Seller commits in writing to so remove or cure on or prior to Closing shall not be a Permitted Exception.

5.2.2 In the event the Title Commitment is amended (an “Amended Title Commitment”) to include new exceptions that are not set forth in the prior Title Commitment, or in the event the Survey is amended (an “Amended Survey”) to include or depict matters that are not set forth in the prior Survey, Purchaser shall have until the later of (i) the expiration of the Inspection Period, (ii) the date five (5) days after Purchaser’s receipt of both such Amended Title Commitment and copies of the documents identified in the new exceptions or new requirements, or (iii) the date five (5) days after Purchaser’s receipt of the Amended Survey, as applicable, within which to either (Y) terminate this Agreement as set forth in Section 5.2.1 (i) above, or (Z) to provisionally accept the title to the Property corresponding to such Amended Title Commitment or Amended Survey subject to Seller’s agreement to cure or otherwise cause the removal of any Objectionable Matters identified by Purchaser in a written notice to Seller in the manner set forth in Section 5.2.1 above. If Seller fails to notify Purchaser of its intention to cure them, Seller shall be deemed to have elected not to remove or otherwise cure such Objectionable Matters.

5.2.3 In the event Purchaser provisionally accepts title to the Property subject to Seller’s agreement to cure one or more Objectionable Matters pursuant to Sections 5.2.1 and/or 5.2.2 above, if Seller serves notice (or is deemed to have served notice) to Purchaser that Seller does not intend to remove or otherwise cure such Objectionable Matters before Closing, Purchaser shall, within five (5) days after receipt of such notice from Seller, notify Seller and Title Company in writing of Purchaser’s election to either (i) terminate this Agreement as set forth in Section 5.2.1 (i) above, or (ii) waive such Objectionable Matter(s).

5.2.4 Notwithstanding anything to the contrary set forth in this Agreement, any lien, including, without limitation, any mortgage lien, deed of trust lien, tax lien, judgment lien and/or mechanics liens affecting the Property must be paid and satisfied by Seller at Closing, whether or not Purchaser objects thereto, and such items shall be deemed to be included in all Objectionable Matters even if not specifically so included by Purchaser. If Seller is unable to convey title to the Property free and clear of the lien of any state or local tax, Seller shall be responsible for either paying such tax or providing to Title Company security (such as a cash deposit) so that Title Company can issue the Title Policy to Purchaser free and clear of such liens, whether or not Purchaser includes such liens as Objectionable Matters.

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5.3 Delivery of Title Policy at Closing. The Title Company shall issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner’s title insurance policy in accordance with the Title Commitment, insuring Purchaser’s fee-simple title to the Real Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”).

ARTICLE 6

OPERATIONS AND RISK OF LOSS

6.1 Ongoing Operations. From the Effective Date through Closing:

6.1.1 Maintenance of Improvements; Removal of Personal Property; Sale of Property: Encumbrance of Property. Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property. Seller will not, without the prior written consent of Purchaser (which consent may be withheld in Purchaser’s sole and absolute discretion), sell, convey, transfer or permit to be sold, conveyed or transferred, or otherwise dispose of any item constituting a portion of the Property. Seller will not further encumber or permit encumbrance of the Property in any manner.

6.1.2 Operation of the Property. Seller shall operate the Property in accordance with all applicable Legal Requirements (defined below) and under policies substantially similar to those existing prior to the Effective Date.

6.1.3 Notice of Material Adverse Change. Seller will promptly notify Purchaser in ting of any material adverse change in the condition of the Property or the Seller.

6.1.4 No Modification of Zoning/Development. Seller shall not apply for or consent to any change or modification with respect to the zoning, development or use of any portion of the Property without Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole and absolute discretion.

6.1.5 No New Encumbrances. Seller shall not, without the prior written consent of Purchaser (which consent may be withheld in Purchaser’s sole and absolute discretion), grant, permit or otherwise create or consent to the creation of any easement, subdivision plat, restriction, restrictive covenant, lien, assessment, or encumbrance affecting any portion of the Property.

6.2 Damage. If prior to Closing the Property is damaged by fire or other casualty, Seller shall immediately give Purchaser written notice thereof (including a reasonably detailed description of the damage to the Property, and Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

6.2.1 Material Damage. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice thereof to Seller on or before the expiration of ten (10) days after the date Seller delivers the Casualty Notice to Purchaser (or the Closing Date, if earlier). Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Purchaser does not so terminate this Agreement, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing (a) Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds due Seller as a result of such damage or destruction, provided, however, if Seller’s insurance policy(ies) does(do) not permit such assignment, then Seller shall collect all such insurance proceeds, hold same in trust for Purchaser’s benefit and promptly remit such proceeds to Purchaser upon any receipt thereof, (b) Purchaser shall assume full responsibility for all needed repairs as a result of such casualty, and (c) Purchaser shall receive a credit at Closing for any deductible amount under any insurance policy covering the Property as well as any uninsured or underinsured loss. For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which (1) in Purchaser’s reasonable estimation, exceeds $50,000.00 to repair or could take longer than 30 days to repair, or (2) could cause any portion of the Property to fail to comply with any Legal Requirement.

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6.2.2 Not Material Damage. If the Property is not Materially Damaged, then Purchaser shall not have the right to terminate this Agreement under this Section 6.2, Seller shall credit Purchaser at Closing for the reasonable cost to complete the repair, Seller shall retain all insurance proceeds relating to such casualty, and Purchaser shall assume full responsibility for all needed repairs.

6.3 Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof that would have a Material Adverse Impact, Purchaser may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Purchaser of such proceedings (or the Closing Date, if earlier), either: (a) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. For the purposes of this Agreement “Material Adverse Impact” means a proceeding in eminent domain that would take five percent (5%) or more of the Land or adversely affect Purchaser’s intended use of the Property.

6.4 Compliance with Legal Requirements. Seller shall take any and all actions as may be necessary to comply promptly with any and all Legal Requirements. Notwithstanding the foregoing, Seller shall not take any action under this Section 6.4 so long as Seller has been informed that Purchaser is contesting, or has affirmed its intention to contest, any such Legal Requirement. Seller shall promptly, and in no event later than forty-eight (48) hours after the time of their receipt, notify Purchaser of all such orders, notices, and requirements and any other notices, summons, or similar documents alleging liability or responsibility of Seller or any subsequent owner of the Property.

6.5 Insurance Policies. Seller shall, at its sole cost and expense, keep and maintain in full force and effect through the Closing, Seller’s existing insurance coverage with respect to the Property and its operations thereon. Any proceeds from such coverage shall be held in a segregated account and used for the repair or replacement of the Property damaged or destroyed in a manner approved by Purchaser.

ARTICLE 7
CLOSING

7.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at or through the offices of Title Company. Funds shall be deposited into and held by Title Company in a closing escrow account. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Title Company to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

7.2 Conditions to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1 Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects as of the specified date or as limited by the specified date.

7.2.2 Deliveries. As of the Closing Date, (a) the other party shall have tendered all deliveries to be made at Closing to the Title Company in accordance with Sections 7.3 and 7.4; and (b) Seller shall have furnished Purchaser with reasonably satisfactory evidence that it has in place and in force such insurance with such coverages and in such amounts that are equal to or greater than those customarily maintained by similar businesses in the same geographic area in which the Property is located.

7.2.3 Issuance of Title Policy. The Title Company shall have delivered the Title Policy as provided in Section 5.3.

7.2.4 Actions, Suits, etc. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect: (a) that party’s ability to perform its obligations under this Agreement or (b) would constitute (or could reasonably expect to constitute) a Material Adverse Change (hereinafter defined) in Seller; and

7.2.5 Obligations Performed. As of the Closing Date, Seller and Purchaser shall have performed all of their material obligations under this Agreement.

7.2.6 No Material Adverse Change. As of the Closing, there shall have been no Material Adverse Change in: (a) any of the Property Information or (b) Seller. As used herein, the term “Material Adverse Change” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition, or assets of the Seller, or (b) the ability of Seller to consummate the transactions contemplated hereby.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), subject to any applicable notice and cure periods provided in Sections 10.1 and 10.2, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), or elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding its knowledge of the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing

7.3 Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Title Company the following:

7.3.1 Deed. A special warranty deed in the form of Exhibit C hereto in form acceptable for recordation under the law of the state where the Property is located and restating the provisions of Article 11 hereof and including a list of Permitted Exceptions to which the conveyance shall be subject, executed and acknowledged by Seller, conveying to Purchaser Seller’s interest in the Real Property (the “Deed”);

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7.3.2 Bill of Sale. A bill of sale and assignment in the form of Exhibit D hereto executed by Seller (the “Bill of Sale”).

7.3.3 Lease, Unconditional Guaranty of Payment and Performance. The Lease executed by Seller and the Unconditional Guaranty of Payment and Performance executed by all Guarantors;

7.3.4 SNDA. If reasonably requested by Purchaser, a subordination, non-disturbance and attornment agreement executed by Seller (as tenant), in form and substance reasonably acceptable to Seller, Purchaser and Purchaser’s lender;

7.3.5 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit E hereto executed by Seller;

7.3.6 Title Affidavit. A title affidavit in form and substance required for the Title Company to issue the Title Policy to Purchaser;

7.3.7 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.8 Keys. Duplicates of all keys to the Property, along with all passcodes, key cards or other devices necessary to access the Property;

7.3.9 Updated UCC Search. Current certificate issued by the Title Company or another company acceptable to Purchaser reflecting that since the date of the searches furnished pursuant to 4.1.18 hereof no Uniform Commercial Code filings, chattel mortgages, assignments, pledges, or other encumbrances have been filed in the offices of the Secretary of State of the State where the Land is located or in the offices of the County Clerk(s) of all counties where any portion of the Property is located;

7.3.10 Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Title Company; and

7.3.11 Additional Documents. Any additional documents that the Title Company or Purchaser may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

7.4 Purchaser’s Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Title Company the following:

7.4.1 Lease. The Lease executed by Purchaser;

7.4.2 Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy; and

7.4.3 Additional Documents. Any additional documents that the Title Company or Seller may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

7.5 Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Title Company executed closing statements consistent with this Agreement in the form required by Title Company.

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7.6 Purchase Price. At or before 3:00 pm Central time on the Closing Date, Purchaser shall deliver to Title Company the Purchase Price less the Earnest Money.

7.7 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions and the Lease.

ARTICLE 8

PRORATIONS, DEPOSITS, COMMISSIONS

8.1 Prorations. Due to the fact that Purchaser shall lease the Real Property to Seller from and after Closing, and pursuant to the terms of the Lease, Seller shall be responsible for all insurance, real and personal property taxes, assessments, utilities and all other costs and expenses associated with or relating to the Property, there shall be no proration of any such costs and expenses between Seller and Purchaser at Closing. All real and personal property and other applicable taxes and assessments, utilities and any other charges relating to the Property which are due and payable for periods on or prior to the Closing Date shall be paid by Seller at or prior to Closing, and all other taxes and assessments relating to the Lease shall be paid in accordance with the terms of the Lease. Seller shall be required to deliver to Title Company at Closing such affidavits, documents and security that Title Company may reasonably require so that Title Company can insure title to the Property free and clear of the lien of any state or local tax, and the performance of Seller’s obligation set forth in this sentence shall be a condition to Purchaser’s obligation to purchase the Property.

8.2 Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

8.3 No Commissions. Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

8.4 Indemnifications. Seller shall pay all costs and liabilities relating to the Property that arise out of or are attributable to the period prior to the Closing Date, and shall indemnify, defend and hold harmless Purchaser from such costs and liabilities and from all reasonable attorneys’ fees expended by Purchaser in connection therewith. This 8.4 shall survive the Closing.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

9.1.1 Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms; and all actions necessary to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement to be executed on behalf of Seller have been taken.

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9.1.2 Conflicts and Pending Actions. There is no agreement to which Seller is a party or that is binding on Seller which is in conflict with this Agreement. Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party. There is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement or against or with respect to the Property. Seller has not committed or obligated itself in any manner whatsoever to sell, lease or encumber the Property or any interest therein to any other party. No rights of first offer or rights of first refusal regarding the Property exist under the organizational documents of Seller or under any agreement by which Seller or the Property is or may be bound or affected.

9.1.3 Due Authority. Seller has all requisite power and authority to own and operate the Property in accordance with its current operations, to execute and deliver this Agreement and the Lease, and to carry out its obligations hereunder and the transactions contemplated hereby and the Lease. The consummation by Seller of the sale of the Property is not in violation of, or in conflict with, nor does it constitute a default under, any term or provision of the organizational documents of Seller, or any of the terms of any agreement or instrument to which Seller is or may be bound, or of any applicable Legal Requirement or of any provision of any applicable order, judgment or decree of any court, arbitrator or governmental authority.

9.1.4 Service Contracts. The list of Service Contracts to be delivered to Purchaser pursuant to this Agreement will be correct and complete as of the date of its delivery.

9.1.5 Notices. Seller is not aware of, and has not received, any notices from any insurance companies, governmental agencies or authorities or from any other parties (a) of any conditions, defects or inadequacies with respect to the Seller or Property (including health hazards or dangers, nuisance or waste), which, if not corrected, would result in, respectively, termination of insurance coverage or increase its costs therefor, (b) with respect to any violation of any applicable zoning, building, health, environmental, traffic, flood control, fire safety, handicap or other law, code, ordinance, rule or regulation (collectively, the “Legal Requirements”) (c) of any pending or threatened condemnation proceeding with respect to the Property, or (d) of any proceedings which could cause the change, redefinition or other modification of the zoning classification of the Property. Seller shall immediately notify Purchaser in writing of any violations or conditions of which Seller receives notice (whether written or oral).

9.1.6 Information and Documents. The Property Information, including the Operating Statements, and all other documents delivered by Seller to Purchaser pursuant to this Agreement is and shall be true and complete in all material respects. Seller does not have any defeasance, lender approval or prepayment obligations with respect to any existing financing which will delay Closing.

9.1.7 Future Improvements. Seller has no obligation to any governmental or quasi-governmental entities or any other person or entity which commitment relates to the Property and would survive Closing and be a binding obligation of the Purchaser thereafter, in each case to pay or contribute property or money or to construct, install or maintain any improvements on or off the Property.

9.1.8 Ownership of Personal Property. Seller is the owner of all Tangible Personal Property and Intangible Personal Property free and clear of all liens, claims, or encumbrances except liens and security interests that will be released at or before Closing.

9.1.9 Payment of Bills. All bills and other payments due with respect to the ownership, operation, and maintenance of the Property have been paid or will be paid by Seller in the ordinary course of business. As of the Closing, Seller has in place and in force such insurance with such coverages and in such amounts that are equal to or greater than those customarily maintained by similar businesses in the same geographic area in which the Property is located.

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9.1.10 Environmental. To Seller’s knowledge, the Property has not been the site of any activity that would violate any past or present environmental law or regulation of any governmental body or agency having jurisdiction over the Property. Specifically, but without limitation, to Seller’s knowledge: (a) solid waste, petroleum, or petroleum products have not been handled or stored on the Property such that they may have leaked or spilled onto the Property or contaminated the Property; (b) there is no on-site contamination resulting from activities on the Property or adjacent tracts, (c) there is not now, nor has there ever been, on or in the Property or any portion thereof underground storage tanks, any asbestos-containing materials or any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment; and (d) the Property contains no “hazardous materials” which shall mean any petroleum products, flammables, explosives, radioactive materials, asbestos, radon, or other hazardous waste including substances defined as “hazardous substances”, “hazardous materials”, or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, and the Resources Conversation and Recovery Act, and any other material or substance whose use, storage, handling or disposal is regulated by any law or regulation, except to the extent that such substances are stored and used in accordance with applicable law as part of the ordinary course of conducting Seller’s business. To Seller’s knowledge, there are no storage tanks located on the Property (either above or below ground), and the Property has not been used as a landfill or site for disposal of garbage or refuse.

9.1.11 Access. Seller has no knowledge of any fact or condition existing which would result or could result in the termination or reduction of the current access from the Property to the existing highways and roads that provide access to the Property, or of any reduction in or to sewer or other utility services presently serving the Property.

9.1.12 No Foreign Person. Seller is neither a “foreign person” nor a “foreign corporation” as those terms are defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

9.1.13 Governmental Approvals. To Seller’s knowledge the Property is now in full compliance with all Legal Requirements. To Seller’s knowledge, there are no petitions, actions, hearings, planned or contemplated, relating to or affecting the zoning or use of the Property or any contiguous property. No license, permit or authorization is necessary to own and operate the Property in accordance with its current operations. Seller has not taken any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use, and, to Seller’s knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations. Seller hereby agrees to indemnify and hold harmless the Purchaser against any loss, cost or damage arising from the inaccuracy of the above representation and to pay all reasonable costs of obtaining any such licenses, permits or authorizations if such licenses, permits or authorizations are required by applicable Legal Requirements on the date hereof to own and operate the Property in accordance with its current operations. The obligations under this Section 9.1.14 shall survive Closing.

9.1.14 Litigation. There is no pending or, to Seller’s knowledge, threatened, judicial, municipal or administrative proceedings with respect to, or in any manner affecting the Property or in which Seller is or will be a party, including proceedings for or involving tenant evictions, collections, condemnations, eminent domain, alleged building code, zoning or environmental violations, or personal injuries or property damage alleged to have occurred on the Property or by reason of the construction of any improvements thereon or the use and operation of the Property or any present plan or study by any governmental authority, agency or employee thereof which in any way challenges, affects or would challenge or affect the continued authorization of the ownership, construction, use, maintenance, and operation of the Property. To Seller’s knowledge, there are no intended public improvements which will or could result in any charges being assessed against the Property which will result in a lien upon the Property, and there is no impending or contemplated condemnation or taking by inverse condemnation of the Property, or any portion thereof, by any governmental authorities. To Seller’s knowledge, there are no legal proceedings pending that involve a dispute regarding the valuation of the Property or any portion thereof

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9.1.15 Tenant’s Financial Statements. Seller has delivered to Purchaser certain financial statements and other information as described in Section 4.1.1 (collectively, the “Financial Information”). The Financial Information is true, correct and complete in all material respects and there have been no amendments to the Financial Information since the last date such Financial Information was prepared or delivered to Purchaser. Seller understands that Purchaser is relying upon the Financial Information and Seller represents that such reliance is reasonable. Ml financial statements included in the Financial Information are unaudited financial statements, but were prepared in accordance with generally accepted accounting principles, consistently applied (but subject to auditing adjustments), and fairly present as of the date of such financial statements the financial condition of each individual or entity to which they pertain, provided, however, the personal financial statements described in Section 4.1.1 same do not have to be prepared in accordance with generally accepted accounting principles, but are prepared with fair accounting principles consistently applied. To Seller’s knowledge, no change has occurred with respect to the financial condition of Tenant and/or the Property as reflected in the Financial Information which has not been disclosed in writing to Purchaser or has had, or could reasonably be expected to result in, a material adverse effect upon Tenant and/or the Property.

9.1.16 ERISA. Seller is not an employee benefit plan (a “Plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), Seller is not a “party in interest” (as that term is defined in Section 3(14) of ERISA) with respect to any Plan that is an investor in Purchaser, and Seller’s sale of the Property to Purchaser will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

9.1.17 Prohibited Persons and Transactions. Seller is currently in compliance with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’ s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the December 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

When used herein, the phrase “to Seller’s knowledge” or derivations thereof shall mean: (a) the current actual knowledge of Alex Hawkins, Ted Casey, Joe Oblas or Gabe Carimi (each, a “Seller Representative”) (b) any one or more Seller Representative’s actual knowledge that they would have obtained after performing reasonable inspections of his files regarding the Seller or the Property, as the case may be, or (c) any one or more Seller Representative’s actual knowledge that they would have obtained after reasonably inquiring in writing of the on-site executive primarily responsible for supervising the operation of the Property.

Seller agrees that Purchaser has the right to inspect the Property and to investigate, test and review the information provided in accordance with this Agreement. Notwithstanding anything to the contrary herein, the effect of the representations and warranties made in this Agreement shall not be diminished or deemed to be waived by any such inspections, tests or investigations made by Purchaser or its agents or employees except to the extent Purchaser has actual knowledge of a breach of a representation and warranty of Seller as a result of said inspections, tests or investigations and fails to disclose same to Seller prior to Closing.

If at any time at or before Closing there is any material change with respect to the matters represented and warranted by Seller pursuant to this Section 9.1, then Seller shall give Purchaser prompt written notice thereof, and Purchaser shall have the option of: (i) waiving such breach of representation or warranty or material adverse change and completing its purchase of the Property pursuant to this Agreement; (ii) reaching agreement with Seller to adjust the terms of this Agreement to compensate Purchaser for such change, but only to the extent Seller agrees in its sole discretion; or (iii) terminating this Agreement Upon a termination of the Agreement pursuant to clause (iii) in the forgoing sentence, the Earnest Money shall be paid immediately by Title Company to Purchaser and, except as otherwise provided in this Agreement, neither of the parties shall have any further liability or obligation hereunder.

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9.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

9.2.1 Organization and Authority. Purchaser has been duly organized and is validly existing in good standing in the state in which it was formed. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms; and all actions necessary to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement to be executed on behalf of Seller have been taken.

9.2.2 Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

9.2.3 Prohibited Persons and Transactions. Purchaser is currently in compliance with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of OFAC (including those named on OFAC’ s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the December 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

9.3 Survival of Representations and Warranties. The representations, warranties and indemnities set forth in this Article 9 are made as of the Effective Date and, except as provided in this Article 9, are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of twelve (12) months (the “Survival Period”). Each party shall have the right to bring an action against the other on the breach of a representation or warranty or covenant hereunder or in the documents delivered at the Closing, but only if the party bringing the action for breach first learns of the breach after Closing and gives written notice of such breach to the other party before the end of the Survival Period and files such action on or before the first day following the second anniversary of the Closing Date. The provisions of this Section 9.3 shall survive the Closing.

ARTICLE 10

DEFAULT AND REMEDIES

10.1 Seller’s Remedies. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from Seller or the Closing Date (except no notice or cure period shall apply if Purchaser fails to consummate the purchase of the Property hereunder), Seller shall be entitled, as its sole remedy (except as provided in Sections 4.5, 8.4, 9.3, 10.3 and 10.4), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. PURCHASER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER’S DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE EARNEST MONEY DEPOSIT PLUS ACCRUED INTEREST IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. PURCHASER AND SELLER AGREE THAT, EXCEPT FOR SELLER’S REMEDIES DESCRIBED IN SECTIONS 4.5, 8.4, 9.3, 10.3 AND 10.4, SELLER’S RIGHT TO RETAIN THE EARNEST MONEY DEPOSIT PLUS ACCRUED INTEREST SHALL BE THE SOLE REMEDY OF SELLER AT LAW IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER

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10.2 Purchaser’s Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached, and such breach could reasonably lead to, create, or result in a Material Adverse Change, and, except for Seller’s failure to timely close on the sale of the Property as set forth herein, such default or breach is not cured by the earlier of the tenth (10th) Business Day after written notice thereof from Purchaser or the Closing Date (except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), Purchaser shall elect, as its sole remedy, either to (a) terminate this Agreement and recover the Earnest Money and the Pursuit Costs, (b) seek specific performance of Seller’s obligation to consummate the sale of the Property hereunder, or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. “Pursuit Costs” means the actual, out-of-pocket fees, costs and expenses, damages, and losses incurred or suffered by Purchaser in connection with this Agreement, the Lease and the transactions contemplated in this Agreement and the Lease up to the maximum amount of Fifty Thousand Dollars ($50,000.00). Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before ten (10) days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within sixty (60) days following the scheduled Closing Date. In all events Purchaser’s remedies shall be limited to those described in this Section 10.1 and Sections 4.5, 8.4, 9.3, 10.3 and 10.4. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Purchaser because Seller has transferred the Property (or agreed to transfer the Property) to a third party, Purchaser shall be entitled to pursue all rights and remedies available at law or in equity.

10.3 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such claims.

10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Title Company as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

ARTICLE 11

DISCLAIMERS RELEASE AND INDEMNITY

11.1 Sale “As Is, Where Is”. Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing.

11.2 Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents or the Deed.

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ARTICLE 12

MISCELLANEOUS

12.1       No Assumption of Liabilities. Notwithstanding any provision contained in this Agreement to the contrary, this Agreement is intended as and shall be deemed to be an agreement for the sale of assets and none of the provisions hereof shall be deemed to create any obligation or liability of any party to any person or entity that is not a party to this Agreement, whether under a third-party beneficiary theory, laws relating to transferee liabilities or otherwise. Except as specifically provided otherwise in this Agreement, Purchaser shall not assume and shall not discharge or be liable for any debts, liabilities or obligations of Seller including, but not limited to, any liabilities or obligations of Seller to its creditors, shareholders or owners, liabilities or obligations of Seller with respect to any acts, events or transactions occurring prior to, on or after the Closing, liabilities or obligations of Seller for any federal, state, county or local taxes, or any contingent liabilities or obligations of Seller, whether known or unknown by Seller or Purchaser. Except as otherwise provided in this Agreement, Purchaser shall have no duty whatsoever to take any action or receive or make any payment or credit arising from or related to any services provided or costs incurred in connection with the operation of the Property or any business conducted on the Property prior to the Closing, including, but not limited to, any matters relating to cost reports, collections, audits, hearings, or legal action arising therefrom.

12.2 Limitation of Liability. Any and all liabilities and obligations of Purchaser under this Agreement shall be satisfied solely out of the properties and assets of Purchaser, as they may exist from time to time, and in no event shall the properties or assets of the direct or indirect members, managers or partners of Purchaser, or of the affiliate companies, trusts, partnerships or corporations or successors or assigns of any such direct or indirect partners, managers, members or affiliates, or the managers, directors, officers, members or shareholders of any of the foregoing, be subject to satisfaction of any liabilities or obligations of Purchaser under this Agreement.

12.3 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement with written consent from Seller or upon the following conditions: (a) the assignee of Purchaser must be an entity controlling, controlled by, or under common control with Purchaser, and (b) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, and be liable for the performance of Purchaser’s obligations.

12.4 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.5 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

12.6 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state of Texas.

12.7 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

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12.8 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by both parties. All Exhibits hereto are incorporated herein by this reference for all purposes.

12.9 Time. Time is of the essence in the performance of this Agreement.

12.10 Electronic Transactions. The parties hereby acknowledge and agree this Agreement and the transactions contemplated by this Agreement may not be conducted by electronic means, as specifically set forth in the “Notices” section of this Agreement, provided that the Deed and any other documents required by the Title Company to be originals shall be delivered in original format as part of Closing and in accordance with this Agreement.

12.11 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by electronic mail addressed to the electronic mail address set forth in Section 1.3 for the party to be notified with a confirmation copy delivered by another method permitted under this Section 12.11. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee (even if such addressee refuses delivery thereof). Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address. Except for electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

12.12 Construction; Waiver. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto. The word “including” and any derivation thereof shall mean “including, without limitation.” No provision of this Agreement shall be deemed to be waived by either party unless the waiver is in writing and signed by that party. Unless otherwise expressly provided herein, no consent or approval by either party shall be deemed to be given unless the consent or approval is in writing and signed by that party. No custom or practice that may evolve between Purchaser and Seller during the term of this Agreement shall be deemed or construed to waive or lessen the right of either of the parties hereto to insist upon strict compliance with the terms of this Agreement.

12.13 Calculation of Time Periods; Business Day. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The last day of any period of time described herein shall be deemed to end at 5:00 pm Central time. As used herein, the term “Business Day” means any day that is not a Saturday, Sunday or legal holiday for national banks in Dallas, Texas.

12.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement and any amendments thereto, the parties may execute and exchange by portable document format (PDF) or other electronic means (i.e., DocuSign) counterparts of the signature pages.

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12.15 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees, to the best of its abilities, to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

12.16 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant of the Property may enforce Purchaser’s indemnity obligation under Section 4.5.

12.17 No Marketing. Seller agrees not to market any portion of the Property for sale from the Effective Date until the earlier of the Closing or a termination of this Agreement.

12.18 Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

12.19 Tax Deferred Exchange. Each party agrees to cooperate with each other in effecting the other party’s exchange of the Property that qualifies for tax deferred treatment pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of applicable state law; provided, that (a) such cooperation does not result in a delay of Closing, (b) such consents do not modify the terms of this Agreement nor impose any liability or obligations on the party signing such consent and (c) Purchaser is not required to take title to any other real property. Such tax-deferred exchange shall be effected at the requesting party’s sole cost, expense and liability.

12.20 Waiver of Jury Trial and Certain Damages. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO SHALL AND THEY HEREBY DO INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO.

12.21 Escrow Instructions. Title Company is hereby employed by the party to act as Title Company in connection with this Transaction. This Agreement shall be used as instructions to Title Company, as escrow agent, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail. Title Company’s receipt of this Agreement and the opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of Title Company’s agreement to be bound by the terms and conditions of this Agreement pertaining to Title Company. Title Company is authorized to pay, at Closing, from any funds held by it for each party’s respective credit, all amounts necessary to procure the delivery of any documents and to pay, on behalf of Purchaser and Seller, all charges and obligations payable by them hereunder, respectively. Purchaser and Seller will pay all charges payable by them to Title Company. Title Company shall not cause the Transaction to close unless and until it has received written instructions from Purchaser and Seller to do so. Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Purchaser and Seller or to interplead such documents and/or funds in an action brought in any such court.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE FOLLOWS.

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SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:
STRYVE FOODS, LLC,
a Texas limited liability company

	By:	/s/ R. Alex Hawkins
	Name:	R. Alex Hawkins
Date executed by Seller:	Title:	Chief Operating Officer

May 26, 2021

PURCHASER:

OK BILTONG FACILITY, LLC, a Texas limited liability company

Date executed by Purchaser:
	By:	/s/ Theodore Casey
May 26, 2021	Name:	Theodore Casey
	Title:	CEO Executive

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JOINDER BY TITLE COMPANY

Title Company has executed this Agreement in order to confirm that Title Company has received and shall hold the Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

Date executed by Title Company:
By:
_____________________, 2021	Name:
Title:

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LIST OF EXHIBITS

Exhibit A - Legal Description of Land

Exhibit B - Tangible Personal Property

Exhibit C Special Warranty Deed

Exhibit D Bill of Sale and Assignment

Exhibit E FIRPTA Certificate

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